Exhibit 10.25

DATED 11 October 2004

(1) SOMANTIS LTD

AND

(2) BALBIR BRAR

SERVICE AGREEMENT

Chief Technology Officer

SOMANTIS LTD

81 Harley Street, London W1N 1DE, UK

THIS AGREEMENT is made the 11th day of October 2004

BETWEEN:

(1)	SOMANTIS LTD (3401495) whose registered office is at 81 Harley Street, London W1N 1DE, UK (“the Company” ); and

(2)	BALBIR BRAR 26261 Glen Canyon, Laguna Hills, CA 92653, U.S.A. (“the Technology officer”)

NOW IT IS HEREBY AGREED as follows:

1.	CONSTRUCTION

1.1	In this Agreement:

1.1.1	any reference to any act of parliament or delegated legislation includes a reference to any statutory modification or re-enactment of it or the provisions referred to whether the modification or re-enactment arises before or after the date hereof but not, in the case of a modification or re-enactment arising after the date hereof, so as to alter the rights or the obligations of the parties hereto as between themselves;

1.1.2	reference to the Schedule and Clauses are, unless the context otherwise requires, references to the schedule to or clauses in this Agreement and the Schedule forms part of this Agreement;

1.1.3	words in any gender include any other gender and words in the singular number include the plural and vice versa.

1.2	Headings to Clauses and Sub-Clauses are intended to assist reference only and shall not affect the construction hereof.

1.3	In this Agreement unless the context indicates otherwise the words or phrases defined below have the meanings respectively ascribed to them and cognate words or phrases have cognate meanings;

1.3.1	“Appointment” means the Executive’s appointment hereunder;

1.3.2	“Appointment Date” means 01/08/04;

1.3.3	“Board” means the board of directors for the time being and from time to time of the Company;

1.3.4	“Chief Executive Officer” means the Chief Executive Officer and Managing Director of the Company for the time being and from time to time;

1.3.5	“Holiday Period” means 25 Working Days;

1.3.6	“Holiday Year” means any period of 12 months expiring on 31st December;

1.3.7	“Intellectual Property” has the meaning set out in Clause 13.4;

1.3.8	“Location” means the Company’s premises at 81 Harley Street, London W1N 1DE, UK and at 26261 Glen Canyon, Laguna Hills, CA 92653, USA;

1.3.9	“Notice Period” means 6 (six) months, to be given after an initial 12 month period;

1.3.10	“Office” means the office of Chief Technology Officer;

1.3.11	“Option” means a right to subscribe for shares pursuant to the Share Option Scheme;

1.3.12	“Recognised Investment Exchange” means a body of persons which is for the time being a recognised investment exchange for the purposes of the Financial Services Act 1986;

1.3.13	“Remuneration Committee” means the Remuneration Committee of the Company from time to time;

1.3.14	“Salary” means $12,000 per annum or such other amounts decided as mentioned in Clause 6.3; This will be appropriately increased after fund raising;

1.3.15	“Salary Review Date” means 1st April in each year or such other date as the Company may in its reasonable discretion determine;

1.3.16	“Sick Pay Period” means an aggregate period of absence owing to illness, accident or physical infirmity of not more than 180 days during a consecutive period of 1 year;

1.3.17	“Working Day” means any day not being a Saturday, Sunday or public holiday in the area of the Location. The CTO will be working 2.5 (two and a half) days a week. This may be averaged out over a period of one year.

1.4	In this Agreement unless the context otherwise requires references to a “person” include references to an individual, company, firm or association.

1.5	This Agreement is governed in all respects by English law and the parties submit to the non-exclusive jurisdiction of the English Courts.

2.	APPOINTMENT AND DURATION

2.1	The Company confirms the appointment of the Chief Technology Officer to the Office and the Executive agree to serve the Company in that capacity.

2.2	The Appointment shall be deemed to have begun on the Appointment Date and shall continue (subject to earlier termination as provided in this Agreement) until terminated by either party giving to the other notice of not less than the Notice Period.

3.	DUTIES OF THE EXECUTIVE

3.1	The Executive shall:

3.1.1	Subject to paragraph 3 of Schedule 1, devote his agreed time attention and ability to the duties of his Office;

3.1.2	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

3.1.3	obey all lawful and reasonable directions given to him by the Chief Executive Officer;

3.1.4	use his best endeavours to promote the interests of the Company.

3.2	The Company is not obliged to provide the Executive with work and may at the direction of the Board during any notice period require that the Executive does not attend his place of work or undertake any activities or certain activities on behalf of the Company. The Company shall nevertheless be obliged to pay the Salary and other benefits to the Executive and all the Executive’s obligations hereunder shall continue.

4.	REPORTING

4.1	The Chief Technical Officer shall report to the Chief Executive Officer of the Company as to the business or affairs of the Company and provide such explanations as the Chief Executive Officer may reasonably require.

4.2	The Chief Technical Officer shall keep the Chief Executive Officer promptly and fully informed (in writing if so requested) of his conduct and provide such explanations as the Chief Executive Officer may require.

5.	PLACE OF WORK

5.1	The Chief Technology Officer shall perform his duties at the Location or such other place as the Executive and the Company shall agree but the Company shall not require him to go to or reside anywhere outside the Agreed Territory except for occasional visits in the ordinary course of his duties.

5.2	The Chief Technology Officer shall at all times reside within reasonable daily travelling distance of the Location.

6.	REMUNERATION

6.1	During the continuance of the Appointment the Company shall pay the Chief Technology Officer at the rate of the Salary, which Salary accrues from day to day and shall be paid monthly in arrears.

6.2	The Salary includes any director’s or other fees receivable by the Executive as a director of or other office holder in the Company.

6.3	The Salary shall be reviewed annually by the Board by reference to the Salary Review Date and the rate of Salary may be increased by the Company with effect from each Salary Review Date.

6.4	During the continuance of the Agreement the Chief Technology Officer will be eligible to participate in the Share Option Scheme subject to the rules of the Share Option Scheme from time to time.

6.5	The Executive shall be eligible to receive a bonus during the Appointment in respect of each financial year of the Company. It will be paid against performance targets to be agreed by the Executive and the Company in respect of each financial year and the amount of the bonus achievable will be determined by the Remuneration Committee of the Company in its absolute discretion.

7.	EXPENSES

The Executive shall be entitled to be reimbursed his expenses properly incurred in the performance of his duties hereunder PROVIDED THAT these are properly vouched and have been incurred in accordance with the Company’s policy guidelines on these matters in force from time to time.

8.	INTELLECTUAL PROPERTY

8.1	The Executive is engaged in a role in which he is expected to assume responsibility for managing the research, invention and development of products and services and his remuneration reflects this role.

8.2

Unless otherwise agreed by the Company, if at any time while he is an employee of the Company (whether arising in the course of his employment or in the course of any duties assigned to him from time to time or otherwise howsoever) the Executive shall discover or make or conceive or contribute in any way to the discovery, making or conception either alone or jointly with any other persons any Intellectual Property and other subject matter which is or may be legally protectable (by contract or otherwise) and which relate to or are connected with any trade or business for the time being and from time to time carried on by the Company he shall forthwith communicate or explain in writing all particulars concerning the same to the Board and all Intellectual Property or other subject matter shall, subject to the provisions of the Patents Act 1977 (where applicable), belong to the Company absolutely and beneficially and the Executive shall, if so required, (but at the Company’s expense) at any time:-

8.2.1	apply or join in applying for letters patent, registered designs, trade marks, or other similar protection in the United Kingdom, United States or any other part of the world for any Intellectual Property and execute all instruments and do all things necessary for vesting the said letters patent, registered designs, trade marks or other similar protection when obtained and all right and title to and interest in the same in the Company or such other third party as the Company may require absolutely and as the sole beneficial owner; and

8.2.2	sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any petitions or applications for revocation of such letters patent, registered designs, trade marks or other protection.

8.3	The Executive hereby irrevocably appoints the Company and any officer thereof to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this Clause 8 and in favour of any third party a certificate in writing signed by any director or the Company Secretary to the effect that the instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

8.4	For the purpose of this Clause 8 and Clause 10.2 “Intellectual Property” shall include without limitation inventions, discoveries, creations, designs, know-how, ideas, writing and other works of authorship, computer programs, lectures and illustrations and improvements upon or additions thereto.

9.	CONFLICT OF INTEREST

9.1	The Executive shall not (save as mentioned in Clause 9.2 or Clause 9.4 or except as a representative or nominee of the Company or otherwise with the prior written consent of the Board (which shall not be unreasonably withheld) during the continuance of the Appointment be directly or indirectly engaged, concerned or interested in any other business, trade or occupation which shall in any way be directly or indirectly competitive with any business or trade carried on by the Company during the period of the Appointment.

9.2	The Executive may, however, hold a “permitted investment” that is to say not more than 10% (ten per cent) of the issued stock, shares, debentures or other securities of any class of any company whose shares are dealt in on a Recognised Investment Exchange. The prior written consent of the Board (which shall not be unreasonably withheld) shall be required before the Executive shall hold in excess of 3% (three per cent) of the issued stock, shares, debentures, or other securities of any class of any one such company.

9.3	The Chief Technology Officer shall notify the Board of any public or honorary office which he may hold or be offered and shall, if in the reasonable opinion of the Board the holding by the Executive of such office is detrimental to the interests of the Company (whether by reason of its nature, the time commitment required or otherwise), resign or decline such office if the Board reasonably so requests.

9.4	The Executive may continue to be engaged in the activities listed in Schedule 2.

10.	CONFIDENTIALITY: PROTECTION OF THE COMPANY’S INTERESTS

10.1

The Company is in the business of biotechnology research to develop and market innovative therapeutic and diagnostic products including without limitation the manufacture, licensing, sale and dealing in drugs and all other products and services in relation thereto, this business as it develops and changes and is added to during the period of the Appointment is/are called the “Business”. The Business is not limited to any particular geographical area. A major feature of the way the Business is carried on and the nature of the Chief Technology

Officer’s duties is the need to develop projects which due to the potential exploitation of rights therein by others, information in respect of which must be kept absolutely confidential. Further the Chief Technology Officer has access to and is expected in the course of the appointment to develop trade secrets and confidential information relating to the way the Company carries on business and to the services and products developed, manufactured and sold or supplied by the Company. The Salary payable to the Chief Technology Officer under this Agreement and the expenses which the Company pays or reimburses to or for the Chief Technology Officer reflect this need, as does the information provided by the Company to the Chief Technology Officer during the course of the Appointment. It is acknowledged by Chief Technology Officer that it would be improper to misappropriate the benefits of any information or relationships unfairly to the detriment of the Company and that it is reasonable for the company to require conformity with the provisions of this Clause 10 and of Clause 11 some of which provisions must continue without specific limit in time and other of which continue after the termination of the Appointment but subject to limits in time. The Company has in part relied upon provisions of this Clause 10 and of Clause 11 (as well as its rights under the general law) in deciding to employ and continue to employ the Chief Technology Officer and facilitate the obtaining by him of information. The Chief Technology Officer further acknowledge that in the event of a breach by him of the obligations contained in this Clause 10 and in Clause 11 damages are unlikely to be an adequate remedy for the Company.

10.2

The Chief Technology Officer shall not use, divulge or communicate to any person (other than whose province it is to know the same or with proper authority) any of the trade secrets or other confidential information of the Company including in particular information relating to any Intellectual Property now or hereafter owned, used by or in the possession of the Company and information concerning the business finances of the Company which he may (whether heretofore or hereafter) have received or obtained while in the service of the Company or in respect of which the Company is bound by an obligation of confidence to a third party. These restrictions shall continue to apply after the termination of his employment without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorised disclosure by the Chief Technology Officer.

10.3	The provisions of Clause 10.2 shall apply mutatis mutandis in relation to the private, confidential or secret information of each shareholder from time to time of the Company which the Chief Technology Officer may have received or obtained during his employment and the Executive shall upon request enter into an enforceable agreement with any such shareholder to the like effect.

10.4	The Chief Technology Officer shall if so requested by the Company sign and deliver to the Company or any person (including a client or customer) with whom the Company deals or proposes to deal an undertaking in such further covenants relating thereto as may be reasonably required of him.

11.	PROTECTION OF THE COMPANY’S INTERESTS: RESTRICTIONS AFTER TERMINATION

11.1	The Chief Technology Officer hereby covenants with the Company that after the termination of this Agreement howsoever that comes about other than wrongful termination by the Company he will not (without the consent of the Company) during the period of six months (“Restricted Period”) in any part of the world (“Restricted Territory”) engage or be concerned or interested whether directly or indirectly and whether as principal, partner, employee, adviser, agent, consultant or otherwise in any trade or business which is competitive with the Business (as defined in Clause 10.1) PROVIDED THAT the provisions of this Clause 11.1 shall not restrain the Chief Technology Officer from engaging, becoming concerned or interested in or accepting employment with any trade or business in which the Chief Technology Officer was not involved at the date of termination of this Agreement or within 2 years prior thereto.

11.2

The Chief Technology Officer shall not (without the previous consent in writing of the Board which the Board may refuse without assigning any reason therefor) at any time during or after the termination of this Agreement (howsoever that comes about) during the Restricted Period either on his own account or for any other person solicit or endeavour to entice away from the Company any person who or which during the continuance of this Agreement was a supplier or employee of the Company nor shall the Chief Technology Officer prevent or seek to prevent any person who is or was such supplier to the Company from supplying goods or services to the Company PROVIDED THAT the provisions of this Clause 11.2 shall not restrain the Chief Technology Officer from seeking or procuring orders or doing business not related or not similar to the Business.

11.3	While the covenants set out in Clauses 11.1 and 11.2 are considered by the parties to be reasonable and necessary for the protection of the Company’s legitimate interests in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together by adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part of parts of the wording thereof were deleted restricted or limited in particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

12.	TERMINATION

12.1	The Company may by notice terminate this Agreement with immediate effect without notice or payment in lieu of notice upon the happening of any of the following events, that is to say:

12.1.1	if the Chief Technology Officer is adjudicated bankrupt or make any arrangement or composition with his creditors generally;

12.1.2	if the Chief Technology Officer commits any serious breach or repeats or continues (after warning) any breach of their obligations hereunder;

12.1.3	if the Chief Technology Officer is guilty of conduct which in the reasonable opinion of the Board brings the Company into disrepute;

12.1.4	if the Chief Technology Officer is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended);

12.1.5	if the Chief Technology Officer commits any act of dishonesty relating to the Company;

12.1.6	if the Chief Technology Officer resigns as a director of the Company without the Company’s consent.

12.2	In order to investigate a complaint against the Chief Technology Officer of misconduct the Company may suspend the Chief Technology Officer on full pay for up to 10 Working Days to carry out a proper investigation and hold a disciplinary hearing.

13.	FURTHER PROVISIONS ON TERMINATION

On termination of this Agreement for whatever reason the Chief Technology Officer shall:

13.1	at the Company’s request, resign from office as a director of the Company and from all offices held by him in the Company and from all appointments from offices which he holds as nominee or representative of the Company and if he should fail so to do within 7 days after being requested so to do the Company is hereby irrevocably authorised to appoint some person in the Chief Technology Officer’s name and on the Chief Technology Officer’s behalf to sign any document and to do any thing necessary or requisite to give effect thereto. Such resignation(s) shall be without prejudice to any rights, liabilities or obligations of either party accrued or accruing due before such resignation(s);

13.2	deliver to the Company all books, documents, papers, drawings, designs, materials and copies thereof (including copies and notes made by the Chief Technology Officer) relating to the Company’s activities and all credit cards, keys and other property of the Company which may then be in this possession or under his control.

14.	SHARE OPTION SCHEME

14.1	On the Appointment Date the Company shall grant to the Chief Technology Officer the right to subscribe for 3,000,000 of ordinary shares in the capital of the Company at the price of 5p per share. Furthermore, the Executive has the right to subscribe to a further 3,000,000 shares a year after the appointment date, at that date’s share price.

14.2	Any Options granted pursuant to Clauses 14.1 shall be exercisable at that date’s share price.

14.3	Options granted by Clauses 14.1, shall be exercisable the date they are granted and no later than ten years after.

14.4	The Options shall, at the sole discretion of the Executive, become immediately exercisable on the happening of any of the following events:

14.4.1	the shares in the Company are sold to an outside investor;

14.4.2	the Company sells the whole or substantially the whole of its business and/or assets.

14.5	Subject to Clauses 14.4 and 14.5, an Option shall lapse on the earlier of:

14.5.1	the eleventh anniversary of the date of the grant of that Option; and

14.5.2	the first anniversary of the Executive’s death,

14.6	In the event of any dispute between the Company and the Executive in relation to the operation of this Clause 18, the dispute shall be referred to the Company’s auditors from time to time, whose decision shall be final. The costs of the auditors in connection with such a reference shall be borne by the Company.

14.7	An Option shall be exercisable by the Executive giving written notice to the Company of the number of shares in respect of which he wishes to exercise the Option, accompanied by the appropriate payment.

14.8	Shares shall be allotted and issued to the Executive pursuant to a notice of exercise within 30 days of the date of exercise, and a share certificate shall be issued to the Executive accordingly. Such shares shall rank pari passu with the other ordinary shares in the Company.

14.9	When an Option is exercised in part only, the balance shall remain exercisable on the same terms as originally applied to the whole Option.

14.10	In the event of any consolidation, sub-division or reduction of capital by the Company, the number of shares subject to the Option, and the subscription price for the shares, shall be adjusted in such manner as the Company’s auditors consider to be fair and reasonable provided that:

14.10.1	the aggregate amount payable on the exercise of an Option is not increased; and

14.10.2	the subscription price for the shares is not reduced below par.

14.11	The Company undertakes to insure that at all relevant times it has sufficient authorised but unissued ordinary share capital to enable the Executive to exercise the Options granted to him pursuant to this Clause 14.

14.12	Further share options may be granted to the Executive at the discretion of the Remuneration Committee of the Company.

15.	NOTICES

15.1	Any notice to be given pursuant to this Agreement shall be in writing and may be delivered by hand, sent by prepaid post sent first class (for inland mail) or airmail (for overseas mail), or be transmitted by facsimile and shall be addressed to the Party to be served in the case of:

15.1.1	the Company at its registered office for the time being; and

15.1.2	the Executive to the address specified above or to such other address in England as a Party may notify to the other Party in writing as being its address for service.

15.2	Notices sent by post shall be deemed served on the second Working Day (for inland mail) or the fifth Working Day (for overseas mail) after the date of posting and any notice transmitted by facsimile shall be deemed to have been served on the Working Day following the date of transmission and PROVIDED THAT in the case of facsimile transmission a copy of such transmission shall have been posted on the date of such transmission in accordance with the provisions of this Clause relating to the posting of notices.

16.	EFFECT OF TERMINATION

The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after such expiration or termination and shall be without prejudice to any accrued rights or remedies of either of the parties.

17.	EMPLOYMENT RIGHTS ACT

The provisions of the Schedule have effect to record information relating to the Executive given pursuant to the Employment Rights Act 1996.

IN WITNESS whereof this Agreement has been duly executed as a deed the day and the year first before written

SCHEDULE 1

Employment Rights Act 1996

The following information is given to supplement the information given in the body of the Agreement in order to comply with the requirements of Part I of the above Act:-

1.	The particulars relating to the Executive’s appointment are correct as at date first appearing in this Agreement and any variation of such particulars shall be notified in writing to the Executive within 1 month of such changes taking effect PROVIDED ALWAYS that this paragraph shall not have effect so as to entitle the Company to vary the terms and provisions of such employment in any way without the consent of the Executive.

2.	The Executive’s employment with the Company began on 1st August 2004. No employment with a previous employer counts as part of the Executive’s continuous period of employment with the Company.

3.	There are no normal hours of work for an Executive. The standard office hours of the Company are 9:00am to 5:00pm Monday to Friday inclusive each week. The Executive is expected to work on average 20 hours/week.

4.	A contracting-out certificate pursuant to the provisions of the Social Security Pensions Act 1975 is in force in respect of the Executive’s employment.

5.	If the Chief Technology Officer has any grievance or alleged grievance relating to his employment he should first of all discuss the matter with the Chairman. In the event that the Chief Technology Officer is dissatisfied with the outcome they may appeal to the Board whose decision shall be final.

6.	If any question of discipline arises with regard to the Chief Technology Officer’s employment by the Company it shall be raised with the Chief Technology Officer by the Chief Executive Officer. In the event that the Chief Technology Officer is dissatisfied with any disciplinary action taken against him he may appeal to the Board whose decision shall be final.

7.	Save as provided in this Agreement there are no terms and conditions of employment relating to hours of work or to normal working hours or to holiday pay or to incapacity for work due to sickness or injury or to sick pay or to pensions or to pension schemes.

SIGNATURE PAGES

SIGNED BY SOMANTIS LTD

Has been hereunto

Affixed in the presence of:

	/s/ Agamemnon A. Epenetos	Director
(signature)

AGAMEMNON A. EPENETOS
(full name in block capitals)

Director/Secretary
(signature)

(full name in block capitals)

SIGNED by BALBIR BRAR	/s/ Balbir Brar
(signature)

in the presence of:-

witness

Signature	/s/ Duncan Merritt
Name	DUNCAN MERRITT

Address	22741 TOSTON
MISSION VIEJO, CA 92692

Occupation	CFO, SOMANTIS

(PLEASE COMPLETE IN CAPITALS)

SCHEDULE 2

PERMITTED ACTIVITIES

FOUNDER, DIRECTOR; ADVANCED CARDIOVASCULAR DEVICES, INC. (ACD)

Executive VP R&D Neuros Corporation